UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 26, 2014

LIBERTY PROPERTY TRUST

LIBERTY PROPERTY LIMITED PARTNERSHIP

(Exact name of registrant specified in its charter)

Maryland	1-13130	23-7768996
Pennsylvania	1-13132	23-2766549
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Chesterfield Parkway
Malvern, PA	19355
(Address of principal executive offices)	(Zip Code)

Registrants’ telephone, including area code:  (610) 648-1700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Item 1.01.                                        Entry Into a Material Definitive Agreement.

On March 26, 2014, Liberty Property Trust (the “Company”) and Liberty Property Limited Partnership (the “Borrower”) entered into a Fourth Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, PNC Bank, National Association, RBS Citizens Bank, N.A., U.S. Bank National Association and Wells Fargo Bank, National Association, as Documentation Agents, Citigroup Global Markets Inc. and Goldman Sachs Bank USA as Senior Managing Agents, Capital One, National Association and Union Bank, N.A., as Managing Agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as Joint Bookrunners and Joint Lead Arrangers, and the lenders a party thereto, to obtain extensions of credit and commitments in a revolving credit facility aggregating up to $800 million outstanding at any one time, as may be increased to up to $1.2 billion in accordance with the terms of the Credit Agreement (the “Credit Facility”).  The Company is guarantor of the obligations of the Borrower under the Credit Agreement and other loan documents.

The Credit Agreement amends and restates in its entirety that certain Third Amended and Restated Credit Agreement, dated as of October 21, 2011, which provided for the making of loans by the lenders named therein to the Borrower in an aggregate principal amount at any one time outstanding not to exceed $500 million, subject to increase to up to $750 million as set forth therein.

Borrowings under the Credit Facility bear interest at (a) LIBOR or (b) the specified base rate plus a margin specified in the Credit Agreement.

The Borrower must repay all advances by March 26, 2018 or such earlier date on which the loans become due and payable pursuant to the terms of the Credit Agreement. The Borrower has rights to extend the maturity date for up to one additional year.

The Credit Facility contains customary covenants. Certain financial covenants included in the Credit Facility are summarized below:

•                  the ratio of unsecured debt to value of all unencumbered properties may not exceed 60% (or, in certain circumstances, 65%) with certain exceptions;

•                  the ratio of total debt (net of certain amounts specified in the Credit Agreement) to total assets may not exceed 60% (or, in certain circumstances, 65%) with certain exceptions;

•                  the ratio of secured debt (net of certain amounts specified in the Credit Agreement) to total asset value may not exceed 35%;

•                  the ratio of adjusted net operating income from all unencumbered properties to interest expense on unsecured indebtedness may not be less than 1.75 to 1.0 for any fiscal quarter; and

•                  adjusted EBITDA to fixed charges may not be less than 1.50 to 1.0 for any fiscal quarter.

The Credit Facility contains customary events of default. If an event of default occurs and is continuing, the Borrower might be required to repay all amounts outstanding under the Credit Facility.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed above under Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY PROPERTY TRUST

By:	/s/ Herman C. Fala
	Name:	Herman C. Fala
	Title:	Secretary and General Counsel

LIBERTY PROPERTY
LIMITED PARTNERSHIP

By:	Liberty Property Trust, its sole
General Partner

By:	/s/ Herman C. Fala
	Name:	Herman C. Fala
	Title:	Secretary and General Counsel

Dated: March 28, 2014